Exhibit 99.1

                 NEWS RELEASE
Synchrony Announces Approval of an Incremental $1.0 Billion Share Repurchase Program and Plans to Increase Quarterly Common Stock Dividend by 9% to $0.25 Per Share
STAMFORD, Conn. – April 25, 2023 – Synchrony Financial (NYSE: SYF) announced that its Board of Directors has approved an incremental share repurchase program of up to $1.0 billion, commencing this quarter through June 30, 2024, and intends to increase the quarterly cash dividend from $0.23 to $0.25 per share of common stock, commencing in the third quarter of 2023. The company had approximately $300 million remaining under its prior share repurchase program as of March 31, 2023, so this increase will bring the total amount of share repurchase authorization to approximately $1.3 billion through June 30, 2024.
The company expects to make share repurchases from time to time subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.
About Synchrony

Synchrony (NYSE: SYF) is a premier consumer financial services company delivering one of the industry’s most complete digitally-enabled product suites. Our experience, expertise and scale encompass a broad spectrum of industries including digital, health and wellness, retail, telecommunications, home, auto, outdoor, pet and more. We have an established and diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” We connect our partners and consumers through our dynamic financial ecosystem and provide them with a diverse set of financing solutions and innovative digital capabilities to address their specific needs and deliver seamless, omnichannel experiences. We offer the right financing products to the right customers in their channel of choice. For more information, visit www.synchrony.com and Twitter: @Synchrony.

Contacts

Investor Relations:
Kathryn Miller
Synchrony
InvestorRelations@syf.com
(203) 585-6291

Media Relations:
Lisa Lanspery
Synchrony
lisa.lanspery@syf.com
203-585-6143